                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                         Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934

                Date of Report (Date of earliest event reported):

                         May 30, 2003 (May 28, 2003)

                                SEQUA CORPORATION
               (Exact name of registrant as Specified in Charter)

           Delaware                         1-804                13-1885030
-------------------------------   ---------------------   ---------------------
 (State or other Jurisdiction            (Commission          (I.R.S. Employer
      of Incorporation)                  File Number)       Identification No.)




                                 200 Park Avenue
                            New York, New York 10166
              (Address and Zip Code of Principal Executive Offices)

                                 (212) 986-5500
              (Registrant's telephone number, including area code)

ITEM 9.  REGULATION FD DISCLOSURE.


         On May 28, 2003, Sequa Corporation, a Delaware corporation (the "Company"), announced that it intends to issue, subject to market and other conditions, approximately $100 million of Senior Notes due 2008 by means of a private placement (the "Offering"). The notes will be offered only to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended, and to non-U.S. persons in reliance on Regulation S under the Securities Act. The Company will use the net proceeds from the offering for general corporate purposes. The press release announcing the proposed offering has been furnished with this report as Exhibit 99.1.

         This Form 8-K includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Those statements relate to analyses and other information which are based on forecasts of future results and estimates of amounts not yet determinable. These statements also relate to our future prospects, developments and business strategies. These forward-looking statements are identified by their use of terms and phrases such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "predict," "project," "will" and similar terms and phrases, including references to assumptions. These statements are contained in the section below entitled "Risk Factors" and other portions of this Form 8-K and in the Company's filings with the Securities and Exchange Commission. Although we believe that our plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, we cannot assure you that such plans, intentions or expectations will be achieved. Important factors that could cause actual results to differ materially from our forward-looking statements are set forth below and elsewhere in this Form 8-K, including under the section headed "Risk Factors." These include, among others, statements relating to: future earnings and other measurements of our financial performance; the effect of economic downturns or growth in particular markets; our future cash flow and uses of cash; pension plan assumptions and future contributions; restructuring costs and savings; the outcome of contingencies; future levels of indebtedness and capital spending; and product developments and new business opportunities. All forward-looking statements attributable to us or any persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. Our risks are more specifically described in "Risk Factors" and in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission. If one or more of these risks or uncertainties materializes, or if underlying assumptions prove incorrect, our actual results may vary materially from those expected, estimated or projected. We will not update these forward-looking statements, even if new information, future events or other circumstances have made them incorrect or misleading.

         This information is furnished pursuant to Item 9 of Form 8-K and shall not be deemed to be "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that Section, unless we specifically incorporate it by reference in a document filed under the report on Form 8-K and furnishing this information, we make no admission as to the materiality of any information in this report that is required to be disclosed solely by reason of Regulation FD.

         The following is certain information that will be disclosed by the Company in connection with the Offering.

                          OFFERING MEMORANDUM SUMMARY
                                  The Company

WHO WE ARE

     We are a diversified industrial company that produces a broad range of products through eight discrete operating units in five business segments:
Aerospace, Propulsion, Metal Coating, Specialty Chemicals and Other Products. We maintain leading market positions in a majority of our markets and believe we have achieved significant technological advantages with respect to many of our products and services. We also have achieved a significant degree of geographic diversity, and, in 2002, derived 47.1% of our revenue from outside the United States. We seek to improve our profitability and expand our market positions by developing new products and services and through our operational excellence programs. For the year ended December 31, 2002 and the three months ended March 31, 2003, we had sales of approximately $1.69 billion and $424.4 million, respectively, operating income of $61.2 million and $7.8 million, respectively and EBITDA,(1) of $149.5 million and $31.7 million, respectively.

OUR BUSINESS SEGMENTS

     Aerospace. Chromalloy Gas Turbine Corporation, the sole business in this segment, had sales for the year ended December 31, 2002 of $675.2 million, or 40.0% of our total sales. Chromalloy repairs and manufactures critical parts for military and commercial jet engines, and both heavy and light industrial gas turbine engines used for power generation. Additionally, Chromalloy overhauls jet engines and provides aftermarket services to the heavy industrial gas turbine aftermarket. Chromalloy's largest customers include the United States Air Force, Delta, Lufthansa, Air France, and other domestic and international airlines, Siemens Westinghouse Power Services, Solar Turbines and the original aircraft engine manufacturers -- General Electric, Pratt & Whitney and Rolls-Royce. The United States Air Force is the segment's largest customer, accounting for approximately 11% of this segment's sales for the year ended December 31, 2002. Chromalloy has entered into six major joint ventures, with the largest venture being a business with Siemens Westinghouse Power Group to repair and coat industrial gas turbine engine components.

     Propulsion. Our Propulsion segment consists solely of Atlantic Research Corporation, or ARC, which, for the year ended December 31, 2002, had sales of $306.1 million, or 18.1% of our total sales. ARC is a leading developer and manufacturer of advanced rocket propulsion systems for tactical missiles, gas generators and auxiliary rocket motors, and engages in research and development relating to new rocket propellants. For the military contract market, ARC produces propulsion systems primarily for tactical weapons. ARC currently provides propulsion systems for several high profile projects, including the Army Extended Range Multiple Launch Rocket System, Army Tactical Rocket System, Javelin, Stinger, Tomahawk, Standard Missile and Trident. For space applications, ARC produces small liquid fuel rocket engines designed to provide attitude and orbit control for a number of satellite systems worldwide. On May 2, 2003, we announced that we had entered into an agreement to sell most of the assets and certain of the liabilities of ARC's rocket propulsion business, as well as 100% of the capital stock of ARC UK. ARC's automotive airbag inflator operation is not included in the sale.

---------------

     (1) We define EBITDA as income from continuing operations, less income tax benefit, plus income tax provision, less tax settlement, plus interest expense, less interest income, plus depreciation and amortization.

     ARC has grown in the commercial market mainly through the manufacture of automotive airbag inflators, using technologies that were originally developed for military applications. ARC pioneered the development of hybrid inflators for automotive airbags. ARC's automotive inflator products are currently sold principally to airbag module manufacturers for use in vehicles manufactured by several leading automotive companies, including DaimlerChrysler, General Motors, Opel and Fiat. ARC's largest customers are Delphi Automotive Systems and Key Automotive Group, or Key, which acquired the operations of Breed Technologies, Inc.

     Metal Coating. Our Metal Coating segment consists solely of Precoat Metals, which, for the year ended December 31, 2002, had sales of $234.8 million, or 13.9% of our total sales. Precoat Metals is a leader in the application of protective and decorative coatings to continuous steel and aluminum coil. Precoat Metals' principal market is the building products industry, where coated steel is used for the construction of pre-engineered building systems, and as components in the industrial, commercial, agricultural and residential sectors. Precoat Metals also serves the container industry, where the unit has established a position in the application of coatings to steel and aluminum stock used to fabricate metal cans and can lids. In addition, Precoat Metals has established a presence in other product markets, including heating, ventilating and air conditioning units, truck trailer panels and office equipment.

     Specialty Chemicals. Our Specialty Chemicals segment consists solely of Warwick International, which, for the year ended December 31, 2002, had sales of $160.8 million, or 9.5% of our total sales. Warwick is a leading producer and supplier of TAED, a bleach activator used primarily in laundry detergents. TAED is used in oxygen-based bleaching systems to increase the cleaning power of detergents at low wash temperatures. These bleaching systems are used in international markets, principally in Europe. In addition, Warwick produces TAED products for dishwasher detergents and for industrial uses, such as biocides, pulp and paper processing. Warwick also continues to expand its network of European chemical distributors that supply specialty products for use in plastics, resins, paints and cosmetics. Warwick's largest customers are Procter & Gamble, Henkel and Unilever.

     Other Products. This segment consists of four ongoing businesses: MEGTEC Systems, Sequa Can Machinery, Casco Products and After Six. For the year ended December 31, 2002, this segment had sales of $311.6 million, or 18.5% of our total sales.

     - MEGTEC Systems. MEGTEC Systems is a leading producer of air flotation dryers for the graphic arts and other markets, and also produces emission control systems for industrial applications and auxiliary equipment for web offset printing.

     - Sequa Can Machinery. Sequa Can Machinery is a leading global supplier of equipment for the two-piece can industry, including high-speed equipment to coat, decorate and form the cup, body and end of two-piece food and beverage cans. With the largest installed base of equipment in the industry, Sequa Can also supplies upgrade kits and spare parts and maintains an extensive support service program. We believe equipment from Sequa Can, including cuppers, body makers, coaters and printers, is among the fastest in the industry. Sequa Can also supplies specialty systems for non-round and non-food/beverage containers.

     - Casco Products. Casco Products, which has been serving the automotive products market since 1921, is the world's leading supplier of automotive cigarette lighters and power outlets. Casco Products also offers a growing line of automotive accessories, led by a series of electronic devices to monitor automotive air quality and fluid levels. These electronic devices are used for measurement and control of certain gases and for monitoring engine oil and engine coolant.

     - After Six. After Six is a leading designer and manufacturer of men's formalwear, with products marketed under the After Six(R), Oscar de la Renta(R) and Raffinati(R) labels.

                             COMPETITIVE STRENGTHS

     Market Share Leader. We maintain leading positions in a majority of our markets, which we believe results in meaningful competitive advantages and greater profitability. For example, Chromalloy and Precoat

Metals are among the largest independent suppliers of their products and services; ARC is a leading developer and manufacturer of advanced rocket propulsion systems for tactical missiles; Sequa Can is the largest supplier of can forming and decorating equipment; Warwick is a leading supplier of TAED; MEGTEC Systems is a leading supplier of dryers and pasters to the graphic arts market; Casco Products is the leading supplier of automotive cigarette lighters and power outlets; and After Six is a leading domestic designer and manufacturer of men's formalwear. For the year ended December 31, 2002, sales to markets in which our units have leading positions contributed 62.6% of our total sales.

     Diversified Source of Revenues and Cash Flow. Our operations span many different business segments, ranging from heavy industrial services and products to specialty chemicals and apparel. Our concentration in commercial aerospace is balanced by seven other operating units serving diverse end markets, which on a combined basis contributed 60.0% of our total sales for the year ended December 31, 2002. In addition, within our Aerospace segment, we have significant presence in the military aircraft engine and industrial gas turbine engine markets. We are also well diversified geographically, with international sales representing 47.1% of our total sales for the year ended December 31, 2002. This diversity enables us to mitigate the effects of a downturn in any specific business segment or geographic region and allows for more consistent performance in a variety of economic conditions.

     Technological Innovation. We are firmly committed to research and development and, as a result, have developed proprietary technologies in our various business segments that provide competitive barriers against new market entrants. For example, in the past 18 months, Chromalloy has developed technology and manufacturing techniques which enable it to participate directly in jet engine and heavy industrial gas turbine engine new parts sales in direct competition with original equipment engine manufacturers, or OEMs. Chromalloy continues to develop patented and proprietary advanced coatings, laser cooling schemes and metallurgical processes which enable jet engines to operate more efficiently at high temperatures. Chromalloy's intellectual property portfolio continues to grow to cover most jet engine manufacturers including Rolls-Royce, Honeywell, General Electric and Pratt & Whitney. We own approximately 3,100 proprietary repair processes accepted by the major airlines worldwide. Our commitment to technology is also reflected in the adaptation of propulsion technology originally developed for missiles to commercial usage in vehicle airbag deployment. We also excel in advancing manufacturing technology. For example, we have developed can making equipment which we believe is the fastest in the industry, including cuppers that punch up to approximately 4,000 cups per minute, bodymakers that complete the forming of approximately 450 cans per minute and coaters and decorators that process more than approximately 2,000 cans per minute.

     Strong Aftermarket Presence. Several of our businesses have a significant presence in the retrofit, repair and replacement markets. In addition, the safety and regulatory requirements of the commercial and military aerospace sectors generate regular repair activity. Chromalloy's two joint ventures with Rolls-Royce place the company in the OEM and aftermarket parts business for the advanced Rolls-Royce Trent jet engines which power the Boeing 777 aircraft. Chromalloy's largest joint venture, with Siemens Westinghouse Power Group, enables it to participate in both the manufacturing of new parts and the provision of aftermarket services for Siemens Westinghouse heavy industrial gas turbine engine models. Chromalloy's joint venture with several of the world's largest airlines allows it to design, manufacture and sell new aircraft engine parts directly to the airlines. Furthermore, Chromalloy's role in the privatization of the former Kelly Air Force Base, in San Antonio, Texas provided Chromalloy a long-term contract to repair all major engine components on the Air Force's 660 engine fleet of TF39 engines which power the C-5 transport plane. In addition, our Sequa Can and MEGTEC Systems units benefit from a large base of installed equipment that generates a significant and consistent demand for related replacement parts, efficiency-enhancing upgrade kits and repair services. Casco Products produces cigarette lighters for the automotive aftermarket. For the year ended December 31, 2002, aftermarket sales at these four units accounted for approximately 33.2% of our total sales.

     Well-Developed Acquisition and Divestiture Program. We routinely assess the market position and profitability of our various operations and have made acquisitions and divestitures to strengthen or exit certain businesses based on these assessments. In evaluating transactions, we seek to capitalize on the strengths of our existing businesses while taking a disciplined approach to valuation.

     Experienced Management Team. Our senior operating management team has been in place for more than a decade and has developed a strong infrastructure of managers, personnel and systems to ensure continued stability of management and future growth.

                               BUSINESS STRATEGY

     Our strategy is to maintain the leading positions of our existing businesses through the introduction of new and innovative products and the development of new applications for our existing products. As part of this strategy, we intend to continue our commitment to technological leadership through disciplined research and development expenditures. In addition, we seek to enhance the performance and flexibility of our operations through our operational excellence programs, which combine the principles of Six Sigma, lean manufacturing and related initiatives. Furthermore, we may acquire complementary businesses where we identify opportunities to increase operating efficiencies and market share.

                              RECENT DEVELOPMENTS

     Pursuant to a Purchase Agreement dated May 2, 2003, Aerojet-General Corporation, a wholly owned subsidiary of GenCorp Inc., will acquire most of the assets and certain liabilities of ARC's rocket propulsion business, as well as 100% of the capital stock of one of our indirectly-owned subsidiaries, ARC UK Limited, or ARC UK, a United Kingdom company. The purchase price is $133.0 million in cash, subject to certain adjustments, and the assumption of certain liabilities, as set forth in the Purchase Agreement. ARC's automotive airbag inflator operation is not included in the sale. The following is a summary of the financial information of ARC's rocket propulsion business:

                                                                          THREE MONTHS
                                                          YEAR ENDED     ENDED MARCH 31,
                                                         DECEMBER 31,   -----------------
                                                             2002        2002      2003
                                                         ------------   -------   -------
                                                              (DOLLARS IN THOUSANDS)
Sales..................................................    $143,512     $30,804   $26,951
Operating income.......................................      12,510       1,451       821
EBITDA.................................................      20,365       3,295     2,778

     In 2002, annual sales, operating income and EBITDA of the rocket propulsion business included a technology transfer license payment of $4.0 million.

     The transaction is subject to, among other things, the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, a financing condition and customary closing conditions. The transaction is expected to close not later than 120 days from the date of the Purchase Agreement or as soon as practicable after the last of the conditions to closing have been satisfied or waived.

                                  RISK FACTORS

RISK RELATED TO OUR BUSINESS

OUR SIGNIFICANT LEVEL OF INDEBTEDNESS COULD ADVERSELY AFFECT OUR FINANCIAL HEALTH AND PREVENT US FROM FULFILLING OUR OBLIGATIONS.

     We now have a significant amount of indebtedness. Our level of indebtedness could adversely affect our ability to:

     - service our other debt obligations;

     - obtain additional financing for acquisitions, working capital, capital expenditures or other general corporate purposes in the future; and

     - use operating cash flow in other areas of our business because we must dedicate a substantial portion of these funds to service our debt.

     If our available cash is no longer sufficient to fund our expenditures and debt service obligations, we may need to raise additional funds by:

     - selling equity securities;

     - refinancing all or a part of our indebtedness; or

     - selling some of our assets.

     We cannot assure you that any of these alternate sources of funds would be available in amounts sufficient for us to meet our obligations. Moreover, even if we could meet our obligations, our leveraged capital structure could limit our ability to:

     - finance capital expenditures;

     - compete effectively with others who are not as highly leveraged;

     - expand our business;

     - react to changing market conditions and changes in our industry segments; or

     - operate successfully under adverse economic conditions.

WE MAY BORROW ADDITIONAL FUNDS, THE REPAYMENT OF WHICH MAY INCREASE THE RISKS THAT WE ALREADY FACE.

     Agreements governing our indebtedness may permit us and our subsidiaries to incur additional indebtedness, including secured indebtedness. If new indebtedness is added to our and our subsidiaries' current debt levels, the related risks that we and they now face could increase. Furthermore, to the extent that any new indebtedness is secured by our assets or those of our subsidiaries, those secured assets would be available to the secured creditors before they are available to holders of the indebtedness.

IF WE FAIL TO COMPLY WITH RESTRICTIONS FOUND IN AGREEMENTS GOVERNING OUR FUTURE INDEBTEDNESS, IF ANY, THEN WE MAY BE FORCED TO REPAY OUR FUTURE INDEBTEDNESS, IF ANY, ON AN ACCELERATED BASIS.

     Agreements governing our future indebtedness may impose restrictions on our operations and activities and require us to comply with financial covenants, including the maintenance of financial ratios. Currently, we are in compliance with these restrictive covenants and financial ratios. However, if we fail to comply with any of these restrictions or covenants, an event of default may arise under the applicable instrument. The event of default would permit acceleration of the indebtedness under the applicable instrument. Moreover, this could result in acceleration of indebtedness under other instruments that contain cross-acceleration or cross-default provisions. If our other indebtedness is accelerated, we may not have sufficient cash to service the debt securities or to conduct business as usual.

     WE MAY BE UNABLE TO REPAY OUR INDEBTEDNESS IF WE DO NOT RECEIVE DISTRIBUTIONS OR BORROWINGS FROM OUR SUBSIDIARIES. MOREOVER, OUR INDEBTEDNESS IS JUNIOR TO ALL OUR SUBSIDIARIES' EXISTING INDEBTEDNESS AND POSSIBLY TO ALL OF THEIR FUTURE BORROWINGS.

     Our ability to meet our financial obligations, will largely depend upon distributions and/or borrowings from our subsidiaries, which conduct our more significant operations. We may not receive dividends or other loans and advances from our subsidiaries as a result of statutory or contractual restrictions that may include requirements to maintain minimum levels of working capital and other assets.

     Our indebtedness will effectively be junior in right of payment to all liabilities of our subsidiaries. In the event of a bankruptcy, liquidation or dissolution of a subsidiary and following the payment of these liabilities, such subsidiary may not have sufficient assets remaining to make payments to us as a shareholder or otherwise. As of March 31, 2003, our subsidiaries had $484.8 million of outstanding liabilities (primarily trade payables, accrued expenses and taxes payable). The agreements governing certain of our indebtedness will permit our subsidiaries to incur additional indebtedness.

WE MAY NOT BE ABLE TO COMPETE SUCCESSFULLY IN ANY OR ALL OF THE INDUSTRY SEGMENTS IN WHICH WE OPERATE.

     We encounter substantial competition in each of our product areas, and this competition could harm our financial condition and results of operations. If we are unable to respond successfully to changing competitive conditions, the demand for our products could be adversely affected. We believe that the principal competitive factors in each of our segments are product quality and conformity to customer specifications, design and engineering capabilities, product development, timeliness of delivery and price. Our competitors may develop products that are superior to our products or may adapt more quickly than we do to new technologies or evolving customer requirements. In addition, some of our competitors have greater financial and other resources than we possess.

OUR LARGEST OPERATING UNIT PREDOMINANTLY SELLS TO THE COMMERCIAL AVIATION SECTOR, WHICH HAS EXPERIENCED SIGNIFICANT DIFFICULTIES SINCE THE TERRORIST ATTACKS OF SEPTEMBER 11, 2001 COMPOUNDED BY THE GENERAL ECONOMIC SLOWDOWN, THE RECENT MILITARY CONFLICT IN IRAQ AND SARS. IF OUR SALES TO THE COMMERCIAL AVIATION SECTOR CONTINUE TO DECLINE, OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS MAY BE MATERIALLY ADVERSELY AFFECTED.

     Our largest operation, Chromalloy Gas Turbine Corporation, which had sales of $675.2 million and operating income of $45.3 million during the year ended December 31, 2002 and sales of $172.6 million and operating income of $3.9 million during the three months ended March 31, 2003, has experienced significant difficulties in its operating environment since the terrorist attacks of September 11, 2001, which had a severe, immediate and extended impact on the airline industry compounded by a general economic slowdown. The downturn in air travel has had a significant impact on both Chromalloy's repair and original equipment component manufacturing operations, which derived approximately 80% of their sales from the commercial aviation market during the three months ended March 31, 2003. The large repair business is directly related to the number of hours jet engines are flown and the original equipment component manufacturing business is related to the number of new jet engines placed in service. The economic impact on Chromalloy has been partially offset by cost cutting measures. In light of the continuing difficulties and intense pricing pressures in the commercial airline market, an improvement over the 2002 annual operating income level is not expected in 2003. Furthermore, a prolonged decline in the level of air travel will continue to have an adverse impact on the operations of Chromalloy and on its joint ventures ($15.6 million investment at March 31, 2003) that serve the airline industry.

     At March 31, 2003, trade receivables due from major commercial airlines totaled approximately $37 million. The poor business conditions in the airline industry and the possibility of bankruptcy filings by other carriers who are customers of Chromalloy could adversely affect the ability of Chromalloy to realize some of these receivables. United Airlines, or UAL, which filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code in December 2002, accounted for $6.3 million, or 4%, of Chromalloy's sales during the three months ended March 31, 2003 (4% of sales during the year ended December 31, 2002). The pre-petition net trade accounts receivable balance is nominal. The impact of the UAL and Air Canada filings on Chromalloy's operations is uncertain at this time. In addition, in March 2003, Standard & Poor's Ratings Services, or S&P, placed its ratings on 12 airlines on "CreditWatch with negative implications." S&P cited the looming war with Iraq and its estimation that already weak airlines will incur substantial losses and cash outflow, due to declines in air travel. While the duration of the war was short, the outbreak of SARS has resulted in certain airlines reducing service to regions impacted by the disease. The long-term impact of the war and SARS on air travel is uncertain at this time.

     Chromalloy competes for turbine engine repair business with a number of other companies, including OEMs. OEMs generally have obligations (contractual and otherwise) to approve vendors to perform repair services on their engines and components. Chromalloy has a number of such approvals, including licensing agreements, which allow it to repair certain components of flight engines. The loss of a major OEM's approval to repair components for its engines could have an adverse effect on Chromalloy, although management believes it has certain actions available to it to mitigate this effect.

     Furthermore, the terrorist attacks of September 11, 2001 adversely impacted the United States and world economies and a wide range of industries, with special challenges created for the airline industry and its related vendors and suppliers. These terrorist attacks, the conflict in Afghanistan, SARS and the recent military conflict in Iraq have resulted in the airline industry:

     - reducing the number of flights;

     - reducing the number of aircraft flying commercially; and

     - "harvesting" parts from idle aircraft rather than repairing and/or replacing such parts.

     These circumstances have, in turn, led to a significant decline in this business. While management believes there are indications that the airline industry will experience renewed demand in the latter part of this year, no assurances can be given that this will occur.

OUR GOVERNMENT CONTRACTS ENTAIL RISKS.

     Two of our principal businesses, Atlantic Research Corporation's propulsion business and Chromalloy Gas Turbine receive revenue on account of military contracts. Over its lifetime, a defense or other government contract program may be implemented by the award of many different contracts and subcontracts. The funding of government programs is subject to Congressional appropriation. Although multi-year contracts may be authorized in connection with major procurements, Congress generally appropriates funds on a fiscal year basis even though a program may be expected to continue for several years. Consequently, programs are often only partially funded and additional funds are committed only as Congress makes further appropriations. The government's termination of, or failure to fully fund, one or more of the contracts for our programs could have a material adverse effect on our financial position and results of operations in these businesses.

     The reduction in the U.S. defense budget that began in the early 1990s caused most defense-related government contractors to experience decreased sales, reduced operating margins and, in some cases, net losses. A significant decline in U.S. military expenditures in the future could materially adversely affect our financial position and results of operations. The loss or significant reduction in government funding of a large program in which we participate could also materially adversely affect our financial position and result of operations.

     Government contracts may contain termination provisions unfavorable to us and are often subject to audit and modification by the government at its sole discretion. As a company engaged in supplying defense-related equipment and services to the U.S. Government, we are subject to certain significant business risks. These risks include the ability of the U.S. Government to unilaterally:

     - suspend or permanently prevent us from receiving new contracts or extending existing contacts based on violations or suspected violations of procurement laws or regulations;

     - terminate existing contracts without a finding of fault;

     - reduce the value of existing contracts;

     - audit and object to our contract-related costs and fees, including allocated indirect costs; and

     - change certain terms and conditions in contracts.

     The U.S. Government can terminate some of its contracts with us either for its convenience or if we default by failing to perform. Termination for convenience provisions generally enable us to recover only our costs incurred or committed, and settlement expenses and profit on the work completed prior to termination. Termination for default provisions do not permit these recoveries and make us liable for excess costs incurred by the U.S. Government in procuring undelivered items from other sources.

THE SALE OF OUR ARC PROPULSION BUSINESS SUBJECTS US TO CERTAIN RISKS.

     On May 2, 2003, we agreed to sell most of the assets and certain of the liabilities of ARC's rocket propulsion business, as well as 100% of the capital stock of ARC UK.

     This sale subjects us to certain risks including that we will have to perform on account of the liabilities we will retain as part of the planned sale while not retaining the cashflow from the assets being sold. To the extent we are forced to perform on account of these retained liabilities, and do not have the cashflow from the business to be disposed of, we may have to use cashflow from our other businesses, which may impair our ability to perform our obligations in a timely manner, including those obligations arising under the notes.

WE ARE SUBJECT TO GENERAL ECONOMIC AND MARKET RISKS IN THE UNITED STATES AND ABROAD.

     Our operations may be adversely affected by general economic conditions and by changes in the economic conditions of the industries in which we operate. Many of the products we carry experience cyclical demand. Our results of operations can be expected to reflect this cyclicality. Our revenues may be affected by prevailing economic conditions and, if the economic slowdown continues or recession occurs in our key markets, the volume of our sales will likely be reduced. Significant reductions in our volume of sales could have a material adverse effect on our business, financial condition, and results of operations.

     In addition, a significant portion of our operations is located outside of the United States. As a result, our international operations are subject to risks common to foreign operations, such as general economic and market conditions in the countries in which we operate, changes in governmental regulations, political instability and import restrictions.

IF WE FAIL TO COMPLY WITH ENVIRONMENTAL LAWS AND REGULATIONS, WE MAY INCUR COSTS THAT HAVE A MATERIAL ADVERSE EFFECT ON OUR FINANCIAL CONDITION.

     We are subject to federal, state and local environmental laws and regulations. We cannot assure you that compliance with environmental laws or remedial obligations thereunder will not have a material adverse effect on our results of operations or financial condition in the future. Moreover, we cannot predict future changes to environmental laws and regulations or interpretations or enforcement thereof.

     We have incurred, and expect to continue to incur, costs arising from compliance with environmental laws and remedial obligations. These laws relate to, among other things, the discharge of contaminants into water and air and onto land and the disposal of waste. We believe that the ultimate resolution of known environmental matters, net of liabilities already accrued on our balance sheet, will not have a material adverse effect on our results of operations or financial condition. However, we cannot predict the potential existence of currently unknown environmental issues.

THE LOSS OF KEY PERSONNEL COULD ADVERSELY AFFECT OUR ABILITY TO OPERATE.

     Our operations depend on a relatively small group of key management personnel. We cannot assure you that these individuals will remain with us for the immediate or foreseeable future. The unexpected loss of the services of one or more of these individuals could have a detrimental effect on us. Our future success will depend on our ability to attract and retain skilled management personnel.

ONE PERSON OWNS AND CONTROLS A SUBSTANTIAL AMOUNT OF OUR STOCK AND MAY THEREFORE INFLUENCE OUR AFFAIRS.

     Norman E. Alexander, our Chairman of the Board of Directors and Chief Executive Officer, controls approximately 54% of our voting power. As a result of this control, Mr. Alexander can effectively direct our policies, elect all of our directors and influence any merger or sale of all or substantially all of our assets or the initiation of a "going private" transaction. Mr. Alexander also could effectively prevent or cause a "change of control" of our company. The interests of Mr. Alexander may be different from those of the holders of our indebtedness. Generally, controlling stockholders, directors and officers do not owe a duty to noteholders.

WE ARE SUBJECT TO CURRENCY RISK AND EXCHANGE RATE RISK.

     We produce products in the United States and sell them in various countries. In addition, we have operating units located in and doing business in foreign countries. As a result, we generate revenues and operating expenses in other currencies. Our various operating units report in, and we pay interest and principal obligations on existing indebtedness, primarily in U.S. dollars. As a result, we cannot assure you that shifts in currency exchange rates will not impact our ability to finance debt or have a material adverse effect on us.

                      SELECTED CONSOLIDATED FINANCIAL DATA

EBITDA consists of income from continuing operations, less income tax benefit, plus income tax provision, less tax settlement, plus interest expense, less interest income, plus depreciation and amortization. EBITDA is not a measure of financial performance under GAAP and is not intended to represent cash flows for the period, nor has it been presented as an alternative to either (i) operating income (as determined by GAAP) as an indicator of operating performance or (ii) cash flows from operating, investing and financial activities (as determined by GAAP) and is thus susceptible to varying calculations. We present EBITDA because it is one of the measures that our management uses to assess our liquidity and ability to service debt. EBITDA as presented may not be comparable to other similarly titled measures of other companies.

The following table illustrates the reconciliation of operating income to
EBITDA:

                                                                              THREE MONTHS ENDED
                                     YEAR ENDED DECEMBER 31,                       MARCH 31,
                       ----------------------------------------------------   -------------------
                         1998       1999       2000       2001       2002       2002       2003
                       --------   --------   --------   --------   --------   --------   --------
                                                 (DOLLARS IN THOUSANDS)
Operating income.....  $105,463   $ 94,459   $103,188   $ 25,938   $ 61,228   $ 7,280    $ 7,758
Gain on sale of
  businesses.........    56,542         --         --         --         --        --         --
Equity in income
  (loss) of
  unconsolidated
  joint ventures.....    (4,876)    (2,851)    (1,951)      (695)       (77)     (590)     4,548
Other, net...........    (3,224)     9,309     (7,868)    (2,818)     4,072     1,102     (2,779)
Depreciation and
  amortization.......    89,321     87,156     88,617     98,560     84,313    20,467     22,160
                       --------   --------   --------   --------   --------   -------    -------
EBITDA...............  $243,226   $188,073   $181,986   $120,985   $149,536   $28,259    $31,687
                       ========   ========   ========   ========   ========   =======    =======

                                                                              THREE MONTHS ENDED
                                     YEAR ENDED DECEMBER 31,                       MARCH 31,
                       ----------------------------------------------------   -------------------
                         1998       1999       2000       2001       2002       2002       2003
                       --------   --------   --------   --------   --------   --------   --------
Ratio of Earnings
to Fixed Charge(1)...       3.1x       1.8x       1.7x       (*)        1.1x       (*)        (*)

(1) For purposes of calculating the ratio of earnings to fixed charges, "earnings" consist of the pre-tax income of majority-owned subsidiaries after adjustment for minority interest in the losses of majority owned subsidiaries and does not include equity in the pre-tax income (loss) of unconsolidated joint ventures and a majority-owned subsidiary for which we do not have effective control before fixed charges. "Fixed charges" consist of interest expense, proportionate share of interest on indebtedness of a 50% owned joint venture (in 1998 and 1999), amortization of capitalized debt issuance costs and the interest portion of rental obligations on capitalized and operating leases. Our earnings were not sufficient to cover fixed charges by $35.1 million in the year ended December 31, 2001, $6.7 million in the three months ended March 31, 2002 and $10.1 million in the three months ended March 31, 2003.

                UNAUDITED CONSOLIDATED PRO FORMA FINANCIAL DATA

     This unaudited pro forma consolidated financial information gives effect to the sale of certain assets and liabilities of the ARC rocket propulsion business as if the disposition had occurred, for balance sheet purposes, on March 31, 2003 and, for income statement purposes, on January 1 of each period presented. The Pro Forma Consolidated Balance Sheet at March 31, 2003 includes a $5.7 million after-tax gain on the sale of ARC's rocket propulsion business. This pro forma adjustment has not been made to the pro forma statements of operations data as it will not have a continuing impact on our results of operations.

     The pro forma adjustments are based on presently available information. Our final accounting for the disposition of certain assets and liabilities of the ARC rocket propulsion business is still under review by management and will be finalized prior to the filing of our Annual Report on Form 10-K for the year ending December 31, 2003. The pro forma gain on the sale of ARC's rocket propulsion business is based on the net book value at March 31, 2003 of the net assets sold and a preliminary purchase price which is subject to final cash settlement adjustments. Accordingly, our actual recording of the disposition may differ from the pro forma financial information. The unaudited proforma financial information is not necessarily indicative of the results that would have been reported had the disposition actually occurred on the dates specified, nor is it indicative of the results that may be obtained in the future.

                       SEQUA CORPORATION AND SUBSIDIARIES
                 PRO FORMA UNAUDITED CONSOLIDATED BALANCE SHEET
                              AS OF MARCH 31, 2003

                                                          PRO FORMA ADJUSTMENTS
                                                      ------------------------------
                                                         SALE OF
                                                        ARC ROCKET
                                                        PROPULSION          OTHER
                                         HISTORICAL      BUSINESS        ADJUSTMENTS     PRO FORMA
                                         ----------   --------------     -----------     ----------
                                                           (DOLLARS IN THOUSANDS)
CURRENT ASSETS
  Cash and cash equivalents............  $  113,181     $ 135,669(A)      $ 100,300(F)   $  148,550
  Trade receivables, net...............     225,433       (20,435)(B)        94,000(F)      298,998
  Unbilled receivables, net............      24,221       (24,221)(B)                            --
  Inventories..........................     400,894        (7,991)(B)                       392,903
  Deferred income taxes................      56,891                                          56,891
  Other current assets.................      29,528          (110)(B)                        29,418
                                         ----------     ---------         ---------      ----------
     Total current assets..............     850,148        82,912            (6,300)        926,760
                                         ----------     ---------         ---------      ----------
INVESTMENTS
  Investments and other receivables....      71,395                                          71,395
  Assets of discontinued operations....     116,149           (66)(B)                       116,083
                                         ----------     ---------                        ----------
                                            187,544           (66)                          187,478
                                         ----------     ---------                        ----------
PROPERTY, PLANT AND EQUIPMENT, NET.....     495,836       (42,158)(B)                       453,678
                                         ----------     ---------                        ----------
OTHER ASSETS
  Goodwill.............................     181,174       (34,758)(B)                       146,416
  Deferred income taxes................      42,865       (25,842)(E)                        17,023
  Deferred charges and other assets....      29,359          (996)(B)                        28,363
                                         ----------     ---------                        ----------
                                            253,398       (61,596)                          191,802
                                         ----------     ---------                        ----------
TOTAL ASSETS...........................  $1,786,926     $ (20,908)        $  (6,300)     $1,759,718
                                         ==========     =========         =========      ==========
CURRENT LIABILITIES
  Current maturities of long-term
     debt..............................  $    2,105                                      $    2,105
  Accounts payable.....................     155,014     $  (5,308)(B)                       149,706
  Taxes on income......................      18,574                                          18,574
  Accrued expenses.....................     193,138       (12,804)(B)                       180,334
                                         ----------     ---------                        ----------
     Total current liabilities.........     368,831       (18,112)                          350,719
                                         ----------     ---------                        ----------
NONCURRENT LIABILITIES
  Long-term debt.......................     704,405                       $  (6,300)(F)     698,105
  Other noncurrent liabilities.........     213,626        (8,914)(B)                       204,712
                                         ----------     ---------                        ----------
                                            918,031        (8,914)           (6,300)        902,817
                                         ----------     ---------                        ----------
SHAREHOLDERS' EQUITY
  Preferred and common stock...........      11,845                                          11,845
  Capital in excess of par.............     290,108                                         290,108
  Retained earnings....................     370,381         5,661(D)                        376,042
  Accumulated other comprehensive
     income............................     (94,153)          457(C)                        (93,696)
                                         ----------     ---------                        ----------
                                            578,181         6,118                           584,299
  Less: Cost of treasury stock.........      78,117                                          78,117
                                         ----------     ---------                        ----------
     TOTAL SHAREHOLDERS' EQUITY........     500,064         6,118                           506,182
                                         ----------     ---------                        ----------
TOTAL LIABILITIES AND SHAREHOLDERS'
  EQUITY...............................  $1,786,926     $ (20,908)        $  (6,300)     $1,759,718
                                         ==========     =========         =========      ==========

                       SEQUA CORPORATION AND SUBSIDIARIES
            PRO FORMA UNAUDITED CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 2000

                                                                         PRO FORMA ADJUSTMENTS
                                                                        ------------------------
                                                                           ARC
                                                                          ROCKET
                                                                        PROPULSION      OTHER
                                                           HISTORICAL    BUSINESS    ADJUSTMENTS     PRO FORMA
                                                           ----------   ----------   -----------     ----------
                                                                          (DOLLARS IN THOUSANDS)
SALES....................................................  $1,773,138   $(136,051)                   $1,637,087
                                                           ----------   ---------                    ----------
COSTS AND EXPENSES
  Cost of sales..........................................   1,423,342    (111,727)                    1,311,615
  Selling, general and administrative....................     246,608     (17,271)                      229,337
                                                           ----------   ---------                    ----------
                                                            1,669,950    (128,998)                    1,540,953
                                                           ----------   ---------                    ----------
OPERATING INCOME.........................................     103,188      (7,053)                       96,135
OTHER INCOME (EXPENSE)
  Interest expense.......................................     (56,396)          8      $   159(G)       (56,229)
  Interest income........................................       5,074        (141)                        4,933
  Equity in loss of unconsolidated joint ventures........      (1,951)                                   (1,951)
  Other, net.............................................      (7,868)        902        7,493(G)           527
                                                           ----------   ---------      -------       ----------
INCOME BEFORE INCOME TAXES...............................      42,047      (6,284)       7,652           43,415
Income tax (provision)...................................     (18,000)      4,365       (2,984)(H)      (16,619)
                                                           ----------   ---------      -------       ----------
INCOME FROM CONTINUING OPERATIONS........................  $   24,047   $  (1,919)     $ 4,668       $   26,796
                                                           ==========   =========      =======       ==========
Weighted average common shares
  Basic..................................................      10,373                                    10,373
  Diluted................................................      10,374                                    10,374
Basic and diluted earnings per share from continuing
  operations.............................................  $     2.12                                $     2.38
                                                                 ====                                      ====

                       SEQUA CORPORATION AND SUBSIDIARIES
            PRO FORMA UNAUDITED CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 2001

                                                                         PRO FORMA ADJUSTMENTS
                                                                        ------------------------
                                                                           ARC
                                                                          ROCKET
                                                                        PROPULSION      OTHER
                                                           HISTORICAL    BUSINESS    ADJUSTMENTS     PRO FORMA
                                                           ----------   ----------   -----------     ----------
                                                                          (DOLLARS IN THOUSANDS)
SALES....................................................  $1,755,775   $(136,254)                   $1,619,521
                                                           ----------   ---------                    ----------
COSTS AND EXPENSES
  Cost of sales..........................................   1,478,884    (125,257)                    1,353,627
  Selling, general and administrative....................     250,953     (18,515)                      232,438
                                                           ----------   ---------                    ----------
                                                            1,729,837    (143,772)                    1,586,065
                                                           ----------   ---------                    ----------
OPERATING INCOME.........................................      25,938       7,518                        33,456
OTHER INCOME (EXPENSE)
  Interest expense.......................................     (63,274)        114      $   159(G)       (63,001)
  Interest income........................................       5,198        (117)                        5,081
  Equity in loss of unconsolidated joint ventures........        (695)                                     (695)
  Other, net.............................................      (2,818)        272        4,102(G)         1,556
                                                           ----------   ---------      -------       ----------
LOSS BEFORE INCOME TAXES.................................     (35,651)      7,787        4,261          (23,603)
Income tax benefit.......................................       7,700      (1,336)      (1,662)(H)        4,702
Tax settlement...........................................      36,000                                    36,000
                                                           ----------   ---------      -------       ----------
INCOME FROM CONTINUING OPERATIONS........................  $    8,049   $   6,451      $ 2,599       $   17,099
                                                           ==========   =========      =======       ==========
WEIGHTED AVERAGE COMMON SHARES
  Basic..................................................      10,382                                    10,382
  Diluted................................................      10,384                                    10,384
BASIC AND DILUTED EARNINGS PER SHARE FROM CONTINUING
  OPERATIONS.............................................  $     0.58                                $     1.45

                       SEQUA CORPORATION AND SUBSIDIARIES
            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 2002

                                                                         PRO FORMA ADJUSTMENTS
                                                                        ------------------------
                                                                           ARC
                                                                          ROCKET
                                                                        PROPULSION      OTHER
                                                           HISTORICAL    BUSINESS    ADJUSTMENTS     PRO FORMA
                                                           ----------   ----------   -----------     ----------
                                                                          (DOLLARS IN THOUSANDS)
SALES....................................................  $1,688,498   $(143,512)                   $1,544,986
                                                           ----------   ---------                    ----------
COSTS AND EXPENSES
  Cost of sales..........................................   1,395,220    (115,650)                    1,279,570
  Selling, general and administrative....................     232,050     (15,352)                      216,698
                                                           ----------   ---------                    ----------
                                                            1,627,270    (131,002)                    1,496,268
                                                           ----------   ---------                    ----------
OPERATING INCOME.........................................      61,228     (12,510)                       48,718
OTHER INCOME (EXPENSE)
  Interest expense.......................................     (63,651)         43      $  159(G)        (63,449)
  Interest income........................................       3,510        (145)                        3,365
  Equity in loss of unconsolidated joint ventures........         (77)                                      (77)
  Other, net.............................................       4,072        (358)      1,297(G)          5,011
                                                           ----------   ---------      ------        ----------
INCOME (LOSS) BEFORE INCOME TAXES........................       5,082     (12,970)      1,456            (6,432)
Income tax benefit.......................................       4,100       6,207        (568)(H)         9,739
                                                           ----------   ---------      ------        ----------
INCOME FROM CONTINUING OPERATIONS........................  $    9,182   $  (6,763)     $  888        $    3,307
                                                           ==========   =========      ======        ==========
WEIGHTED AVERAGE COMMON SHARES
  Basic..................................................      10,412                                    10,412
  Diluted................................................      10,415                                    10,415
BASIC AND DILUTED EARNINGS PER SHARE FROM CONTINUING
  OPERATIONS.............................................  $     0.68                                $     0.12

                       SEQUA CORPORATION AND SUBSIDIARIES
            PRO FORMA UNAUDITED CONSOLIDATED STATEMENT OF OPERATIONS
                       THREE MONTHS ENDED MARCH 31, 2002

                                                                   PRO FORMA ADJUSTMENTS
                                                                  ------------------------
                                                                  ARC ROCKET
                                                                  PROPULSION      OTHER
                                                     HISTORICAL    BUSINESS    ADJUSTMENTS     PRO FORMA
                                                     ----------   ----------   -----------     ---------
                                                                   (DOLLARS IN THOUSANDS)
SALES..............................................   $396,912     $(30,804)                   $366,108
                                                      --------     --------                    --------
COSTS AND EXPENSES
  Cost of sales....................................    335,663      (25,986)                    309,677
  Selling, general and administrative..............     53,969       (3,367)                     50,602
                                                      --------     --------                    --------
                                                       389,632      (29,353)                    360,279
                                                      --------     --------                    --------
OPERATING INCOME...................................      7,280       (1,451)                      5,829
OTHER INCOME (EXPENSE)
  Interest expense.................................    (15,954)           9      $   40(G)      (15,905)
  Interest income..................................        879          (29)                        850
  Equity in loss of unconsolidated joint
     ventures......................................       (590)                                    (590)
  Other, net.......................................      1,102          295         337(G)        1,734
                                                      --------     --------      ------        --------
LOSS BEFORE INCOME TAXES...........................     (7,283)      (1,176)        377          (8,082)
Income tax benefit.................................      4,200          486        (147)(H)       4,539
                                                      --------     --------      ------        --------
LOSS FROM CONTINUING OPERATIONS....................   $ (3,083)    $   (690)     $  230        $ (3,543)
                                                      ========     ========      ======        ========
Weighted average common shares
  Basic............................................     10,389                                   10,389
  Diluted..........................................     10,391                                   10,391
Basic and diluted loss per share from continuing
  operations.......................................   $  (0.35)                                $  (0.39)

                       SEQUA CORPORATION AND SUBSIDIARIES
            PRO FORMA UNAUDITED CONSOLIDATED STATEMENT OF OPERATIONS
                       THREE MONTHS ENDED MARCH 31, 2003

                                                                   PRO FORMA ADJUSTMENTS
                                                                  ------------------------
                                                                  ARC ROCKET
                                                                  PROPULSION      OTHER
                                                     HISTORICAL    BUSINESS    ADJUSTMENTS     PRO FORMA
                                                     ----------   ----------   -----------     ---------
                                                                   (DOLLARS IN THOUSANDS)
SALES..............................................   $424,443     $(26,951)                   $397,492
                                                      --------     --------                    --------
COSTS AND EXPENSES
  Cost of sales....................................    357,679      (22,325)                    335,354
  Selling, general and administrative..............     59,006       (3,805)                     55,201
                                                      --------     --------                    --------
                                                       416,685      (26,130)                    390,555
                                                      --------     --------                    --------
OPERATING INCOME...................................      7,758         (821)                      6,937
OTHER INCOME (EXPENSE)
  Interest expense.................................    (15,843)           7       $  40(G)      (15,796)
  Interest income..................................        779          (41)                        738
  Equity in income of unconsolidated joint
     ventures......................................      4,548                                    4,548
  Other, net.......................................     (2,779)         346         283(G)       (2,150)
                                                      --------     --------       -----        --------
LOSS BEFORE INCOME TAXES...........................     (5,537)        (509)        323          (5,723)
Income tax benefit.................................      2,400          213        (126)(H)       2,487
                                                      --------     --------       -----        --------
LOSS FROM CONTINUING OPERATIONS....................   $ (3,137)    $   (296)      $ 197        $ (3,236)
                                                      ========     ========       =====        ========
WEIGHTED AVERAGE COMMON SHARES
  Basic............................................     10,432                                   10,432
  Diluted..........................................     10,432                                   10,432
BASIC AND DILUTED LOSS PER SHARE FROM CONTINUING
  OPERATIONS.......................................   $  (0.35)                                $  (0.36)

---------------

(A) Adjusted cash proceeds from the sale of certain assets and liabilities of the ARC rocket propulsion business. The preliminary purchase price has been adjusted to reflect the estimated cash settlement adjustment as of March 31, 2003. See (D) below.

(B)  Net operating assets of the ARC rocket propulsion business sold.

(C) Reversal of the cumulative translation adjustment related to the sale of the ARC rocket propulsion business.

(D) Preliminary after-tax gain, in thousands of dollars, on the sale of the ARC rocket propulsion business calculated as follows:

Preliminary cash proceeds...................................  $133,000
Estimated cash settlement adjustment........................     2,669
                                                              --------
Adjusted cash proceeds......................................   135,669
Book value as of March 31, 2003 of net assets sold..........  (103,709)
Reversal of cumulative translation adjustment...............      (457)
                                                              --------
Estimated pre-tax gain on sale..............................    31,503
Tax provision...............................................   (25,842)
                                                              --------
Estimated after-tax gain on sale............................  $  5,661
                                                              ========

     The tax provision was calculated at a rate of 39% after adding back non-deductible goodwill. The preliminary after-tax gain on the sale of ARC's rocket propulsion business does not reflect any potential curtailment gain or loss on the ARC Employee's Pension Plan. Such amount is not reasonably determinable at this time.

(E)  The tax effect on the sale of the ARC rocket propulsion business.

(F) Cash proceeds used to repay all amounts outstanding under Sequa's Receivables Purchase Agreement and the Industrial Revenue Bond related to the ARC rocket propulsion business.

(G) Elimination of discount expense associated with the sale of receivables as well as the interest expense on the Industrial Revenue Bond related to the ARC rocket propulsion business.

(H)  The tax effect at 39% on the pro forma adjustment.

Note: No pro forma adjustments have been made to impute interest income on cash generated by the disposition in excess of the amounts repaid related to the Receivables Purchase Agreement and the Industrial Revenue Bond related to the ARC rocket propulsion business.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS


CONTRACTUAL OBLIGATIONS

     Our future contractual obligations are as follows:

                       SUMMARY OF CONTRACTUAL OBLIGATIONS
                              AT DECEMBER 31, 2002

                                                                 PAYMENTS DUE BY PERIOD
                                                       ------------------------------------------
                                                                   YEARS       YEARS      YEARS
CONTRACTUAL OBLIGATIONS                     TOTAL       2003     2004-2005   2006-2007    >2008
-----------------------                    --------    -------   ---------   ---------   --------
                                                           (DOLLARS IN THOUSANDS)
Long-term debt...........................  $709,644(a) $ 3,362    $ 8,257     $    25    $698,000
Capitalized lease obligations............        --         --         --          --          --
Operating leases.........................    56,239     13,731     18,027      12,759      11,722
Purchase obligations(b)..................    84,273     69,785     13,941         474          73
                                           --------    -------    -------     -------    --------
Total....................................  $850,156    $86,878    $40,225     $13,258    $709,795
                                           ========    =======    =======     =======    ========

---------------

(a) Represents long-term debt cash payment schedule and excludes amortizable debt discount of $2.3 million.

(b) Purchase obligations are agreements to purchase goods and services that are considered enforceable and legally binding and which specify all significant terms, including: fixed or minimum quantities to be purchased; fixed, minimum or variable price provisions; and the appropriate timing of the transaction. The amounts shown represent those amounts considered by us and our operating units to be enforceable and legally binding and include short-term purchase orders for the purchase of goods or services as well as capital expenditure commitments and amounts owed under employment contracts.

                                    BUSINESS

MAINTENANCE AND REPAIRS

     Expenditures for maintenance and repairs were $10.9 million in the three months ended March 31, 2003.

RESEARCH AND DEVELOPMENT

     Research and development costs, charged to expense as incurred, amounted to $3.8 million in the three months ended March 31, 2003.

              RECONCILIATION OF OPERATING INCOME (LOSS) TO EBITDA
                                   BY SEGMENT

     EBITDA consists of income from continuing operations, less income tax benefit, plus income tax provision, less tax settlement, plus interest expense, less interest income, plus depreciation and amortization. EBITDA is not a measure of financial performance under generally accepted accounting principles in the United States, or GAAP, and is not intended to represent cash flows for the period, nor has it been presented as an alternative to either (i) operating income (as determined by GAAP) as an indicator of operating performance or (ii) cash flows from operating, investing and financial activities (as determined by GAAP) and is thus susceptible to varying calculations. We present EBITDA because it is one of the measures that our management uses to assess our liquidity and ability to service debt. EBITDA as presented may not be comparable to other similarly titled measures of other companies.

     The following table illustrates the reconciliation of our operating income
(loss) to EBITDA for each of our segments and on a consolidated basis:

                                                                                            THREE MONTHS
                                                            YEAR ENDED DECEMBER 31,        ENDED MARCH 31,
                                                         ------------------------------   -----------------
                                                           2000       2001       2002      2002      2003
                                                         --------   --------   --------   -------   -------
                                                                       (DOLLARS IN THOUSANDS)
AEROSPACE
Operating income......................................   $ 68,195   $ 66,431   $ 45,259   $ 7,758   $ 3,948
Depreciation and amortization.........................     38,092     39,619     36,738     8,952     9,930
                                                         --------   --------   --------   -------   -------
EBITDA................................................    106,287    106,050     81,997    16,710    13,878
                                                         --------   --------   --------   -------   -------
PROPULSION
Operating income (loss)...............................     10,012    (21,031)     7,786      (195)     (109)
Depreciation and amortization.........................     23,003     30,197     21,940     5,220     5,559
                                                         --------   --------   --------   -------   -------
EBITDA................................................     33,015      9,166     29,726     5,025     5,450
                                                         --------   --------   --------   -------   -------
METAL COATING
Operating income......................................     19,220     13,727     20,792     3,061     3,757
Depreciation and amortization.........................      7,957      8,896      8,706     2,172     2,356
                                                         --------   --------   --------   -------   -------
EBITDA................................................     27,177     22,623     29,498     5,233     6,113
                                                         --------   --------   --------   -------   -------
SPECIALTY CHEMICALS
Operating income......................................     16,780     13,887     18,224     3,337     5,496
Depreciation and amortization.........................      6,608      6,091      5,320     1,207     1,399
                                                         --------   --------   --------   -------   -------
EBITDA................................................     23,388     19,978     23,544     4,544     6,895
                                                         --------   --------   --------   -------   -------
OTHER PRODUCTS
Operating income (loss)...............................     19,239    (19,670)     1,872      (316)    1,533
Depreciation and amortization.........................     11,028     11,023      9,322     2,334     2,371
                                                         --------   --------   --------   -------   -------
EBITDA................................................     30,267     (8,647)    11,194     2,018     3,904
                                                         --------   --------   --------   -------   -------
CORPORATE
Expenses..............................................    (30,258)   (27,406)   (32,705)   (6,365)   (6,867)
Depreciation and amortization.........................      1,929      2,734      2,287       582       545
Equity in income (loss) of unconsolidated joint
  ventures............................................     (1,951)      (695)       (77)     (590)    4,548
Other, net............................................     (7,868)    (2,818)     4,072     1,102    (2,779)
                                                         --------   --------   --------   -------   -------
EBITDA................................................    (38,148)   (28,185)   (26,423)   (5,271)   (4,553)
                                                         --------   --------   --------   -------   -------
COMPANY CONSOLIDATED
Operating income......................................    103,188     25,938     61,228     7,280     7,758
Depreciation and amortization.........................     88,617     98,560     84,313    20,467    22,160
Equity in income (loss) of unconsolidated joint
  ventures............................................     (1,951)      (695)       (77)     (590)    4,548
Other, net............................................     (7,868)    (2,818)     4,072     1,102    (2,779)
                                                         --------   --------   --------   -------   -------
EBITDA................................................   $181,986   $120,985   $149,536   $28,259   $31,687
                                                         ========   ========   ========   =======   =======

     Attached below is selected information from the Roadshow Presentation dated May 2003 relating to the Offering.


                                MARKET LEADERSHIP

                                                                     % of 2002
                                                                   Total Company
Business                                                             Net Sales
---------------------------------------------------------          -------------

Chromalloy Gas Turbine
-  Aircraft Engine Services                                                24.1
-  Industrial Turbine Services                                             JV (2)
-  Military Engine Parts Services                                           3.6
-  Aeroderivative Engine Parts/Services                                     1.6

Precoat Metals                                                              9.7

Warwick - TAED                                                              5.7

ARC Propulsion - Tactical                                                   7.3

Casco Products                                                              4.4

MEGTEC - Dryers & Pasters                                                   3.1

Sequa Can Machinery                                                         1.9

After Six                                                                   1.2
                                                                           ----
                                                                           62.6%
                                                                           ----



                                                                          2002
                                                                         Market
Target Market                                                           Position
---------------------------------------------------------------         --------

Commercial Aircraft Engine Aftermarket                                     #1(1)
Independent Service Provider                                               #1
Independent Military Supplier                                              #1
Aeroderivative Engine Aftermarket                                          #1(1)

Building Products & Container Stock                                        #1(1)

Tactical Missile Market                                                    #1

Automotive Cigarette Lighters & Power Outlets                              #1

Printing Industry (Dryers & Pasters)                                       #1

Two-piece Can Forming and Decorating Equipment                             #1

U.S. Men's Formalwear                                                      #1



(1)  Excluding captives.

(2)  Sales are reported through JV Partnerships.

                             DIVERSIFIED END MARKETS





Total 2002 Sales $1.7 Billion:

                -  Aerospace                                40.0%

                -  Automotive(1)                            14.8%

                -  Metal Coating/Building Products          13.9%

                -  Machinery(2)                             12.1%

                -  Specialty Chemicals                       9.5%

                -  Defense/Satellite(3)                      8.5%

                -  Other                                     1.2%



(1)  Includes Casco Products and airbag inflator business from Propulsion.

(2)  Includes MEGTEC and Sequa Can Machinery.

(3) On May 2, 2003 Sequa announced agreement to sell the rocket propulsion business to GenCorp.

                       CHROMALLOY BUSINESS SECTORS - 2002




Five unique business sectors dominated by common materials science and technology:



                -  Commercial Aircraft Engines and Engine
                   Component Repair and Manufacture                     63%

                -  Heavy Industrial Gas Turbine                         14%

                -  Manufacturing Engine Components for OEMs             10%

                -  Military Engine Component Repair and
                   Manufacture                                           9%

                -  Marine and Industrial Aeroderivative Engine
                   Component Repair and Manufacture                      4%



No single customer accounts for more than 11% of component repair revenue.

                           CHROMALLOY TARGETED MARKETS





Large and Small Commercial Engine Maintenance Market = $9.5 Billion(1):


           Sequa's Focus (High Margin):

                     Parts Repair                   $1.8B               19.0%
                     Spare Parts                    $5.4B               57.0%


           Not Sequa's Focus (Low Margin):

                     Labor                          $2.3B               24.0%


           (1)   Includes Aeroderivative Engine Market.




Heavy Industrial Gas Turbine Market = $8.0 Billion:


           Engineering Services and Repair                    $3.2B                40.0%
           Replacement Parts                                  $4.8B                60.0%

                        CHROMALLOY FINANCIAL PERFORMANCE
                                 ($ IN MILLIONS)


                                                             1st Qtr.    1st Qtr.
                          2000        2001        2002        2002        2003
                         -------     -------     -------     -------     -------

Sales(1)                 $ 764.7     $ 752.3     $ 675.2     $ 164.4     $ 172.6

EBITDA(2)                 $106.3     $ 106.1     $  82.0     $  16.7     $  13.9


(1) Sales from a unit that was divested in 2001 were approximately $30M in 2000.

(2) Includes non-cash inventory provisions (reversals) which approximated ($1.7M) in 2000, $1.0M in 2001, $12.0M in 2002, $0.6M in the first quarter of 2002 and $4.7M in the first quarter in 2003. Includes restructuring and related asset impairment charges of $4.4M in 2001, $0.9M in 2002 and $0.8M in the first quarter of 2003.

                                   CHROMALLOY
                 STRENGTH THROUGH ADVANCED MATERIALS TECHNOLOGY





Intellectual Property Owned and Developed:

                -   45 Domestic Patents Owned

                -   4 Patent Applications in 2002/2003

                -   6 Patents Granted in 2002/2003

                - 3,100 Proprietary FAA Approved Repairs Owned To Date (non-royalty bearing repairs)




New Replacement Parts:

          -    180 Chromalloy Manufactured FAA Approved Parts Owned To Date

          -    25 Non-OEM Land and Marine

          -    20 Major Part Types-Heavy Industrial Engine

          (one engine set of these parts sells for $100K-$600K)

                            [SIGNATURE PAGE FOLLOWS]

\




                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.


                                   SEQUA CORPORATION



Dated:  May 30, 2003               By:  /s/   Howard M. Leitner
                                        --------------------------------------
                                        Name:   Howard M. Leitner
                                        Title:  Senior Vice President of Finance

                               INDEX TO EXHIBITS




Number                Description
------                -----------
99.1                  Press Release dated May 28, 2003